AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG


                            LOMAK PETROLEUM, INC.,

                            DEC ACQUISITION, INC.

                                     AND

                          DOMAIN ENERGY CORPORATION

                              Dated May 12, 1998
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                              TABLE OF CONTENTS

                                  ARTICLE I

                                  THE MERGER

            Section 1.1 THE MERGER...........................................1
            Section 1.2 EFFECTIVE TIME OF THE MERGER.........................1

                                  ARTICLE II

                          THE SURVIVING CORPORATION

            Section 2.1 CERTIFICATE OF INCORPORATION.........................2
            Section 2.2 BYLAWS...............................................2
            Section 2.3 DIRECTORS AND OFFICERS...............................2

                                 ARTICLE III

                             CONVERSION OF SHARES

            Section 3.1 CONVERSION OF CAPITAL STOCK..........................2
            Section 3.2 SURRENDER AND PAYMENT................................3
            Section 3.3 COMPANY STOCK OPTIONS................................5
            Section 3.4 NO FRACTIONAL SHARES.................................7
            Section 3.5 CLOSING..............................................7

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Section 4.1 ORGANIZATION AND QUALIFICATION.......................7
            Section 4.2 CAPITALIZATION.......................................8
            Section 4.3 AUTHORITY............................................9
            Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION................10
            Section 4.5 COMPANY SEC REPORTS.................................11
            Section 4.6 FINANCIAL STATEMENTS................................11
            Section 4.7 ABSENCE OF UNDISCLOSED LIABILITIES..................11
            Section 4.8 ABSENCE OF CERTAIN CHANGES..........................11
            Section 4.9 TAXES...............................................12
            Section 4.10LITIGATION..........................................13

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            Section 4.11EMPLOYEE BENEFIT PLANS; ERISA.......................13
            Section 4.12ENVIRONMENTAL LIABILITY.............................14
            Section 4.13COMPLIANCE WITH APPLICABLE LAWS.....................15
            Section 4.14INSURANCE...........................................16
            Section 4.15LABOR MATTERS; EMPLOYEES............................16
            Section 4.16RESERVE REPORTS.....................................17
            Section 4.17OIL AND GAS RESERVES; EQUIPMENT.....................18
            Section 4.18TITLE TO OIL AND GAS INTERESTS......................19
            Section 4.19TITLE TO OTHER PROPERTIES...........................21
            Section 4.20PERMITS.............................................21
            Section 4.21MATERIAL CONTRACTS..................................21
            Section 4.22REQUIRED STOCKHOLDER VOTE OR CONSENT................22
            Section 4.23PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT..22
            Section 4.24INTELLECTUAL PROPERTY...............................23
            Section 4.25HEDGING.............................................23
            Section 4.26BROKERS.............................................23
            Section 4.27OPINION OF FINANCIAL ADVISOR........................23

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                           OF LOMAK AND MERGER SUB

            Section 5.1 ORGANIZATION AND QUALIFICATION......................24
            Section 5.2 CAPITALIZATION......................................25
            Section 5.3 AUTHORITY...........................................25
            Section 5.4 CONSENTS AND APPROVALS; NO VIOLATION................26
            Section 5.5 LOMAK FINANCIAL STATEMENTS..........................27
            Section 5.6 ABSENCE OF UNDISCLOSED LIABILITIES..................27
            Section 5.7 ABSENCE OF CERTAIN CHANGES..........................27
            Section 5.8 LOMAK SEC REPORTS...................................28
            Section 5.9 TAXES...............................................28
            Section 5.10 LITIGATION.........................................29
            Section 5.11 EMPLOYEE BENEFIT PLANS; ERISA......................29
            Section 5.12 ENVIRONMENTAL LIABILITY............................30
            Section 5.13 COMPLIANCE WITH APPLICABLE LAWS....................31
            Section 5.14 INSURANCE..........................................31
            Section 5.15 LABOR MATTERS......................................32
            Section 5.16 RESERVE REPORTS....................................32
            Section 5.17 OIL AND GAS RESERVES; EQUIPMENT....................33
            Section 5.18 TITLE TO OIL AND GAS INTERESTS.....................34
            Section 5.19 TITLE TO OTHER PROPERTIES..........................36
            Section 5.20 MATERIAL CONTRACTS.................................36

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            Section 5.21 PERMITS............................................37
            Section 5.22 REQUIRED STOCKHOLDER VOTE OR CONSENT...............37
            Section 5.23 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.37
            Section 5.24 INTELLECTUAL PROPERTY..............................38
            Section 5.25 HEDGING............................................38
            Section 5.26 BROKERS............................................38
            Section 5.27 MERGER SUB'S OPERATIONS............................39
            Section 5.28 OPINION OF FINANCIAL ADVISOR.......................39

                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

            Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE
                        MERGER..............................................39
            Section 6.2 CONDUCT OF BUSINESS BY LOMAK PENDING THE MERGER.....41
            Section 6.3 CONDUCT OF BUSINESS OF MERGER SUB...................43

                                 ARTICLE VII

                            ADDITIONAL AGREEMENTS

            Section 7.1 ACCESS AND INFORMATION..............................43
            Section 7.2 ACQUISITION PROPOSALS...............................44
            Section 7.3 DIRECTORS' AND OFFICERS' INDEMNIFICATION............44
            Section 7.4 FURTHER ASSURANCES..................................45
            Section 7.5 EXPENSES............................................46
            Section 7.6 COOPERATION.........................................46
            Section 7.7 PUBLICITY...........................................46
            Section 7.8 ADDITIONAL ACTIONS..................................46
            Section 7.9 FILINGS.............................................46
            Section 7.10 CONSENTS...........................................46
            Section 7.11 EMPLOYEE MATTERS; BENEFIT PLANS....................47
            Section 7.12 LOMAK BOARD........................................47
            Section 7.13 STOCKHOLDERS MEETINGS..............................47
            Section 7.14 PREPARATION OF THE PROXY STATEMENT/PROSPECTUS AND
                         REGISTRATION STATEMENT.............................48
            Section 7.15 STOCK EXCHANGE LISTING.............................50
            Section 7.16 NOTICE OF CERTAIN EVENTS...........................50
            Section 7.17 SITE INSPECTIONS...................................50
            Section 7.18 CHIEF OPERATING OFFICER............................50
            Section 7.19 CHARTER AMENDMENTS; NAME...........................50
            Section 7.20 VOTING AGREEMENT...................................51

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                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

            Section 8.1 CONDITIONS TO THE OBLIGATION OF EACH PARTY..........51
            Section 8.2 CONDITIONS TO THE OBLIGATIONS OF LOMAK AND MERGER
                        SUB.................................................51
            Section 8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY........52

                                  ARTICLE IX

                                   SURVIVAL

            Section 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........52
            Section 9.2 SURVIVAL OF COVENANTS AND AGREEMENTS................52

                                  ARTICLE X

                      TERMINATION, AMENDMENT AND WAIVER

            Section 10.1 TERMINATION........................................53
            Section 10.2 EFFECT OF TERMINATION..............................53

                                  ARTICLE XI

                                MISCELLANEOUS

            Section 11.1 NOTICES............................................54
            Section 11.2 SEPARABILITY.......................................55
            Section 11.3 ASSIGNMENT.........................................55
            Section 11.4 INTERPRETATION.....................................55
            Section 11.5 COUNTERPARTS.......................................55
            Section 11.6 ENTIRE AGREEMENT...................................55
            Section 11.7 GOVERNING LAW......................................55
            Section 11.8 ATTORNEYS' FEES....................................55
            Section 11.9 NO THIRD PARTY BENEFICIARIES.......................56
            Section 11.10 DISCLOSURE SCHEDULES..............................56
            Section 11.11 AMENDMENTS, WAIVERS, ETC..........................56
            Section 11.12 NO WAIVER.........................................56

Schedule 6.1 (m)   Company Employee Benefit Plan Amendments

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                                  DEFINITIONS

DEFINED TERMS

Action..........................................................Section 7.3(a)
Affiliate.......................................................Section 3.3(a)
Ancillary Agreements...............................................Section 4.3
Assessment........................................................Section 7.17
Audit...........................................................Section 4.9(f)
Closing............................................................Section 3.5
Closing Date.......................................................Section 3.5
Closing Date Market Price.......................................Section 3.1(a)
Code...............................................................Section 1.3
Common Stock Certificate........................................Section 3.1(a)
Company...............................................................Preamble
Company Acquisition Proposal....................................Section 7.2(b)
Company Benefit Plans..........................................Section 4.11(a)
Company Breach.................................................Section 10.1(d)
Company Classified Property....................................Section 4.18(a)
Company Common Stock...............................................Section 3.1
Company Designees.................................................Section 7.12
Company Disclosure Schedule.....................................Section 4.1(a)
Company Engagement Letters .......................................Section 4.26
Company ERISA Affiliate........................................Section 4.11(a)
Company Financial Statements.......................................Section 4.6
Company Material Adverse Effect.................................Section 4.1(c)
Company Material Contracts.....................................Section 4.21(a)
Company Permitted Encumbrances.................................Section 4.18(a)
Company Reserve Report.........................................Section 4.16(a)
Company SEC Reports................................................Section 4.5
Company Special Meeting........................................Section 7.13(a)
Company Stock Options...........................................Section 3.3(a)
Company Stockholder Approval......................................Section 4.22
Customary Post-Closing Consents................................Section 4.18(a)
DGCL...............................................................Section 1.1
D&O Insurance...................................................Section 7.3(b)
Effective Time.....................................................Section 1.2
Enforceability Exception...........................................Section 4.3
Environmental Laws.............................................Section 4.12(a)
ERISA..........................................................Section 4.11(a)
Exchange Act....................................................Section 3.3(f)
Exchange Agent..................................................Section 3.2(a)
Exchange Fund...................................................Section 3.2(a)

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Exchange Ratio..................................................Section 3.1(a)
GAAP...............................................................Section 4.6
Governmental Authority..........................................Section 4.4(b)
Hazardous Substances...........................................Section 4.12(b)
Hydrocarbons...................................................Section 4.16(a)
Inspected Party...................................................Section 7.17
Inspecting Party..................................................Section 7.17
Intellectual Property.............................................Section 4.24
Liens..........................................................Section 4.18(a)
Lomak.................................................................Preamble
Lomak Benefit Plans............................................Section 5.11(a)
Lomak Classified Property......................................Section 5.18(a)
Lomak Common Stock..............................................Section 3.1(a)
Lomak Disclosure Schedule.......................................Section 5.1(a)
Lomak ERISA Affiliate..........................................Section 5.11(a)
Lomak Engagement Letters..........................................Section 5.26
Lomak Financial Statements.........................................Section 5.5
Lomak Material Adverse Effect...................................Section 5.1(d)
Lomak Material Contracts.......................................Section 5.20(a)
Lomak Permitted Encumbrances...................................Section 5.18(a)
Lomak Preferred Stock...........................................Section 5.2(a)
Lomak Reserve Report...........................................Section 5.16(a)
Lomak SEC Reports..................................................Section 5.8
Lomak Special Meeting..........................................Section 7.13(b)
Lomak Stockholder Approval........................................Section 5.22
Merger................................................................Preamble
Merger Consideration............................................Section 3.1(a)
Merger Sub............................................................Preamble
NYSE............................................................Section 3.1(a)
Oil and Gas Interests..........................................Section 4.16(a)
PBGC...........................................................Section 4.11(b)
PCBs...........................................................Section 4.12(e)
Permits...........................................................Section 4.20
Person..........................................................Section 3.2(d)
Principal Stockholder..............................................Section 4.3
Proxy Statement/Prospectus........................................Section 4.23
Registration Statement............................................Section 4.23
SEC.............................................................Section 3.1(a)
Securities Act..................................................Section 4.4(b)
Stockholders...................................................Section 10.1(c)
Stock Issuance.....................................................Section 5.3
Stock Purchase Agreement...........................................Section 4.3

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Subsidiary......................................................Section 4.1(c)
Surviving Corporation..............................................Section 1.1
Tax Authority...................................................Section 4.9(f)
Tax Returns.....................................................Section 4.9(f)
Taxes...........................................................Section 4.9(b)
Termination Fee....................................................Section 7.5
Trading Day.....................................................Section 3.1(a)
Voting Agreement...................................................Section 4.3
WARN Act.......................................................Section 4.15(b)

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
                         AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") dated May 12, 1998, by and among Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), DEC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Lomak ("Merger Sub"), and Domain Energy Corporation, a Delaware corporation (the "Company").

      WHEREAS, the respective Boards of Directors of Lomak, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders that Merger Sub merge (the "Merger") with and into the Company upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

      NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

      Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the DGCL, including without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of the Company.

      Section 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective (the "Effective Time") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof.

      Section 1.3 TAX TREATMENT. The parties acknowledge that the transactions contemplated by this Agreement, taken together with the transactions contemplated by the Stock Purchase Agreement (as defined below), are not intended to be treated as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

                                  ARTICLE II
                           THE SURVIVING CORPORATION

      Section 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time.

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      Section 2.2 BYLAWS. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

      Section 2.3 DIRECTORS AND OFFICERS. At and after the Effective Time, (a) the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in the case of both clause (a) and (b) until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and the DGCL.

                                  ARTICLE III

                             CONVERSION OF SHARES

      Section 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Company's common stock, par value $.01 per share (the "Company Common Stock"):

            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock, if any, held by Lomak, Merger Sub or any Subsidiary of Lomak) shall be converted into a number of shares of common stock, par value $.01 per share, of Lomak ("Lomak Common Stock") equal to the Exchange Ratio. The Exchange Ratio shall be equal to the quotient of (i) $14.50 divided by (ii) the Closing Date Market Price (rounded to four decimal places); PROVIDED, HOWEVER, that in no event shall the Exchange Ratio be greater than 1.2083 nor less than 0.8529. The term "Closing Date Market Price" shall mean the average of the closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in THE WALL STREET JOURNAL during the period of the 15 most recent Trading Days ending on the third Business Day prior to the Closing Date. For purposes of this Agreement, (1) "Trading Day" shall mean a day on which the New York Stock Exchange (the "NYSE") is open for trading and (2) "Business Day" shall mean a day on which the principal offices of the Securities and Exchange Commission ("SEC") in Washington, D.C. are open to accept filings, or in the case of determining a date on which any payment is due, a day other than Saturday, Sunday or any day on which banks located in New York City are authorized or obligated by law to close. All such Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate, the number of shares of Lomak Common Stock determined pursuant to this Section 3.1(a) (the "Merger Consideration") and, if applicable, the right to receive cash pursuant to
Section 3.6 of this Agreement. Until surrendered as contemplated by this Section 3.1, each Common Stock Certificate

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shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Lomak Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

            (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

            (c) Each share of Lomak Common Stock, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Lomak Common Stock, and shall not be affected by the Merger.

            (d) Each share of Company Common Stock, if any, held by Lomak, Merger Sub or any other Subsidiary of Lomak and each share of Company Common Stock held by the Company or any Subsidiary of the Company as treasury stock immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

            (e) All Lomak Common Stock issued upon the surrender of Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock Certificates and the Company Common Stock formerly represented thereby.

      Section 3.2 SURRENDER AND PAYMENT.

            (a) Prior to the Effective Time, Lomak shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Common Stock Certificates formerly representing Company Common Stock. At or prior to the Effective Time, Lomak shall deposit with the Exchange Agent for the benefit of the holders of Company Common Stock (other than Lomak, Merger Sub, any other Subsidiary of Lomak, the Company or any Subsidiary of the Company), for exchange in accordance with this Section 3.2 through the Exchange Agent, (i) as of the Effective Time, certificates representing the Merger Consideration to be issued pursuant to Section 3.1(a) and (ii) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section
3.4 (such certificates for the Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and any cash in exchange for surrendered Common Stock Certificates formerly representing Company Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(f), the Exchange Fund shall not be used for any other purpose.



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            (b) Promptly after the Effective Time, but in any event not later than five Business Days thereafter, Lomak will send, or will cause the Exchange Agent to send, to each holder of a Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Company Common Stock (other than Lomak, Merger Sub, any other Subsidiary of Lomak or the Company or any Subsidiary of the Company) a letter of transmittal and instructions for use in effecting the exchange of such Common Stock Certificates for certificates representing the Merger Consideration and, if applicable, cash in lieu of a fractional share. Provision also shall be made for holders of Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Common Stock Certificates in exchange for the Merger Consideration and, if applicable, cash.

            (c) After the Effective Time, Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Lomak Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Common Stock Certificates. Until so surrendered, each such Common Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive, upon such surrender, the Merger Consolidation and, if applicable, cash as contemplated by this Article III.

            (d) If any shares of Lomak Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

            (e) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article III.

            (f) Any Merger Consideration and any cash in the Exchange Fund that remain unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to Lomak, upon demand of Lomak, and any such holder who has not exchanged such holder's Common Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Lomak, as general creditors thereof, to exchange such Common Stock Certificates or to pay amounts to which they are entitled pursuant to Section
3.1 or 3.4. If


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outstanding Common Stock Certificates are not surrendered prior to two years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable in respect of such Common Stock Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable in respect of such Common Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Merger Consideration evidenced by such Common Stock Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Lomak, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Lomak, the Company or the Surviving Corporation shall be liable to any holder of Common Stock Certificates for any amount paid, or Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (g) No dividends or other distributions declared or made after the Effective Time shall be paid to the holder of any unsurrendered Common Stock Certificates with respect to the Merger Consideration represented thereby until such Common Stock Certificates are surrendered as provided in this Section 3.2. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Common Stock Certificate, there shall be paid, without interest, to the Person in whose name the certificates representing the Merger Consideration issued in exchange therefor are registered, (i) promptly all dividends and other distributions paid in respect of such Merger Consideration with a record date on or after the Effective Time and theretofore paid, and (ii) at the appropriate date, all dividends or other distributions in respect of such Merger Consideration with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

            (h) If any Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Lomak may direct as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Stock Certificate the Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      Section 3.3 COMPANY STOCK OPTIONS.

            (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding stock option of the Company outstanding at the Effective Time (the "Company Stock Options") under the Second Amended and Restated 1996 Stock Purchase and Option Plan for Domain Energy Corporation and its affiliates, as defined in Rule 12b-2 of the Exchange Act ("Affiliates") (as proposed to be adopted by the stockholders of the Company at their 1998 Annual Meeting (the "Company Employee Plan") and the Domain Energy Corporation 1997 Stock Option Plan for Nonemployee Directors (the "Company Director Plan") shall be assumed by Lomak and become an option to purchase that number of shares of Lomak Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such


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option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Company Common Stock; PROVIDED, HOWEVER, that in the case of any option to which
Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

            (b) At the Effective Time, automatically and without any action by any Person, (i) each outstanding Company Stock Option that constitutes a "Time Option" (as defined in the Company Employee Plan) then held by an employee of the Company or any of its Subsidiaries and (ii) each outstanding Company Stock Option issued under the Company Director Plan shall become immediately exercisable. Further, at the Effective Time and giving effect to consummation of the Merger, automatically and without any action by any Person, Lomak acknowledges and agrees that the Investment Return Hurdle (as defined in certain of the Amended and Restated Non-Qualified Stock Option Agreements granted and executed pursuant to the Company Employee Plan) will be satisfied. Prior to the Effective Time, the Company may amend all Amended and Restated NonQualified Stock Option Agreements granted and executed pursuant to the Company Employee Plan to provide that after the date hereof, if an optionee's employment is terminated as a result of death or disability, or if the Company or Lomak (as successor to the Company's obligations under such agreements, as contemplated elsewhere herein) terminates the optionee's employment without Cause (as defined in such agreements), or if the optionee terminates his or her employment for Good Reason (as defined in such agreements), all "Performance Options" granted thereunder, if not then exercisable, shall, upon such termination of employment, automatically and without any action by any Person, become immediately exercisable. Prior to the Effective Time, the Company may also amend the Company Director Plan or take such other action in each case to the extent necessary so that all stock options granted pursuant thereto shall become fully exercisable.

            (c) Lomak shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Lomak Common Stock for delivery upon exercise of Company Stock Options assumed by Lomak pursuant to Section 3.3(a) above.

            (d) As promptly as practicable after the Effective Time, Lomak shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Lomak Common Stock subject to Company Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (e) Except as provided herein or as otherwise agreed to by the parties, each of the Company Employee Plan and the Company Director Plan and related stock option grant agreements providing for the issuance or grant of options in respect to the stock of the Company shall be assumed as of the Effective Time by Lomak with such amendments thereto as are permitted hereunder or as otherwise may be required (i) to give effect to the provisions of this Agreement and (ii) to reflect the Merger.

            (f) In connection with the submission of the Proxy Statement/Prospectus to its stockholders, Lomak shall seek such stockholder approval as may be necessary so that grants of options and issuances of securities pursuant to the exercise of such options under the Company stock option plans assumed by it hereunder, as amended, and all other Company stock option plans as in effect on the date hereof shall qualify for the exemption for such issuances provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      Section 3.4 NO FRACTIONAL SHARES. No fractional shares of Lomak Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Lomak. All holders of fractional shares of Lomak Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Lomak Common Stock to which such holder would otherwise have been entitled by the Closing Date Market Price of Lomak Common Stock on the NYSE.

      Section 3.5 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas, or at such other location as shall be mutually acceptable to Lomak and the Company, at 10:00 a.m., local time, on the first day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date and time as Lomak and the Company shall agree in writing.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Lomak and Merger Sub as follows:

      Section 4.1 ORGANIZATION AND QUALIFICATION.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Lomak and Merger Sub contemporaneously with the execution hereof (the "Company Disclosure Schedule"), which include each jurisdiction in which the character of the Company's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to Lomak and Merger Sub a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and the Company's certificate of incorporation and bylaws as so delivered are in full force and effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

            (b) Section 4.1(b) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company and the jurisdictions in which each such Subsidiary (as defined below) is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of the Company's Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign corporation or other legal entity and is in good standing in the jurisdictions listed in Section 4.1(b) of the Company Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. Each of the Company's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to Lomak and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than the Company's Subsidiaries, the Company does not own (beneficially or otherwise) or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

            (c) For purposes of this Agreement, (i) a "Company Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence
(x) causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) preventing or delaying in any material respect the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by the Company or any of its Subsidiaries; PROVIDED, that such term shall not include effects that result from market conditions generally in the oil and gas industry; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

      Section 4.2 CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 15,107,719 shares of Company Common Stock were issued and outstanding and (ii) stock options to acquire 962,527 shares of Company Common Stock were outstanding under all stock option plans and agreements of the Company. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Section 4.2(a) of the Company Disclosure Schedule sets forth each optionee under the Company Stock Options and the numbers of shares of Company Common Stock issuable upon exercise of such Company Stock Options. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

            (b) Except as set forth in Section 4.2(b) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Company Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and, except as set forth in Section 4.2(b) of the Company Disclosure Schedule, are owned by it free and clear of all Liens.

      Section 4.3 AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement and the Merger by its stockholders as contemplated by
Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or upon execution will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception"). The Company has taken all actions necessary to satisfy or render inapplicable the restrictions on business combinations contained in Section 203 of the DGCL with respect to the transactions contemplated hereby, including the Merger, as well as the execution and delivery by Lomak and First Reserve Fund VII, Limited Partnership, a Delaware limited partnership (the "Principal Stockholder"), of each of that certain Stock Purchase Agreement dated of even date herewith (the "Stock Purchase Agreement") and that certain Voting and Standstill Agreement dated of even date herewith (the "Voting Agreement"), as well as the consummation of the transactions contemplated by each such agreement. No other state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company, of any other domestic state or jurisdiction) applies or purports to apply to the Company or any of its Subsidiaries, or to this

Agreement, the Merger, the Stock Purchase Agreement, the Voting Agreement or any of the other transactions contemplated hereby or thereby.

      Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

            (a) subject to the obtaining of any requisite approvals of the Company's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of the Company's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

            (b) require on the part of the Company or any of its Subsidiaries or Affiliates any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "Governmental Authority"), except for applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents (as defined below), (ii) filings by the Principal Stockholder under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (iii) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (A) result in a Company Material Adverse Effect or (B) materially impair the ability of the Company or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement;

            (c) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Company Material Adverse Effect or (ii) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement;

            (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any Subsidiary of the Company;

            (e) result in the creation of any Lien upon any shares of capital stock, properties or assets of the Company or any of its Subsidiaries under any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound; or

            (f) result in any holder of any securities of the Company being entitled to appraisal, dissenters' or similar rights.

      Section 4.5 COMPANY SEC REPORTS. The Company has filed with the SEC, and has heretofore made available to Lomak and Merger Sub true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1996 under the Securities Act or the Exchange Act (collectively, the "Company SEC Reports"). As of the respective dates such Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 4.6 FINANCIAL STATEMENTS. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (collectively, the "Company Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments that are not material individually or in the aggregate) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments that are not material individually or in the aggregate and the absence of financial footnotes in the case of any unaudited interim financial statements).

      Section 4.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except (a) as specifically disclosed in the Company SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1997, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Company Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto which is not so reflected.

      Section 4.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Reports or as expressly contemplated by this Agreement, since December 31, 1997 (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of any of the foregoing that, individually or in the aggregate, would have a Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of the Company or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of the Company.

      Section 4.9 TAXES. Except as otherwise disclosed in Section 4.9 of the Company Disclosure Schedule (and for matters that would have no adverse effect on the Company):

            (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

            (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

            (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary of the Company. No issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

            (d) Neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters that will be outstanding as of the Closing Date.

            (e) Prior to the date hereof, the Company and its Subsidiaries have disclosed, and provided or made available true and complete copies to Lomak of, all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

            (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

      Section 4.10LITIGATION. Except as disclosed in the Company SEC Reports or
Section 4.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or directly affecting the Company, any Subsidiary of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary nor, to the knowledge of the Company, is the Company, any Subsidiary of the Company or any officer, director or employee of the Company or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Company SEC Reports or Section 4.10 of the Company Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section
4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

      Section 4.11EMPLOYEE BENEFIT PLANS; ERISA.

            (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Company ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to the Company's employees ("Company Benefit Plans").

            (b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate does not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Company Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened; (v) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of section 406(a) or (b) of ERISA for which no exemption exists under Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Company Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code
Section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Company Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of the Company or a Company ERISA Affiliate.

            (c) No Company Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to the Company or a Company ERISA Affiliate in connection with which the Company could be subject to any liability, lien or encumbrance with respect to any Company Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Company ERISA Affiliate under ERISA or the Code.

            (d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, no employees of the Company or any of its Subsidiaries are covered by any severance plan or similar arrangement.

      Section 4.12 ENVIRONMENTAL LIABILITY. Except as set forth in Section 4.12 of the Company Disclosure Schedule:

            (a) The businesses of the Company and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know, each as amended and currently in effect (together, "Environmental Laws").

            (b) Neither the Company nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to the Company's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with all Environmental Laws.

            (c) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of the Company, any other communication alleging or concerning any material violation by the Company or any of its Subsidiaries of, or responsibility or liability of the Company or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of the Company, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of the Company or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect, nor does the Company have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

            (d) The Company and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of the Company and its Subsidiaries; there are no pending or, to the knowledge of the Company, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and the Company does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

            (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where the Company or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in Section 4.12 of the Company Disclosure Schedule, (ii) to the Company's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by the Company or any of its Subsidiaries are identified in Section 4.12 of the Company Disclosure Schedule, (iii) to the knowledge of the Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, and (iv) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by the Company or any of its Subsidiaries.

      Section 4.13 COMPLIANCE WITH APPLICABLE LAWS. The Company and each of its Subsidiaries holds all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority or Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Company Material Adverse Effect; PROVIDED, HOWEVER, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

      Section 4.14INSURANCE. Except as disclosed in Section 4.14 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and has been continuously since January 1, 1997, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period. Except as disclosed in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

      Section 4.15LABOR MATTERS; EMPLOYEES.

            (a) Except as set forth in Section 4.15 of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (iii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and none of the Company or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries.

            (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of the Company or any of its Subsidiaries has effectuated (i) a

"plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Company Material Adverse Effect.

      Section 4.16RESERVE REPORTS.

            (a) Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, all information supplied to Netherland, Sewell & Associates, Inc. and DeGolyer & MacNaughton by or on behalf of the Company and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of the Company and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and its Subsidiaries as of December 31, 1997 and prepared by Netherland, Sewell & Associates, Inc. and DeGolyer & MacNaughton, respectively (such reserve reports, the "Company Reserve Report"), was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Report) true and correct in all material respects and the Company has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement, "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect.

            (b) Set forth in Section 4.16(b) of the Company Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement.

      Section 4.17 OIL AND GAS RESERVES; EQUIPMENT. Except as otherwise set forth in Section 4.17 of the Company Disclosure Schedule:

            (a) None of the wells included in the Oil and Gas Interests of the Company and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Company Material Adverse Effect;

            (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of the Company and its Subsidiaries;

            (c) All wells included in the Oil and Gas Interests of the Company and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Company Material Adverse Effect;

            (d) Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, there are no wells included in the Oil and Gas Interests of the Company and its Subsidiaries that:

                  (i) the Company or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in the Company and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $2,000,000;

                  (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

                  (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

            (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and its Subsidiaries are being received by the Company and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business);

            (f) No Person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company and its Subsidiaries, except where any call, option or similar right would not have a Company Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its

Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

            (g) Except for gas imbalances between the Company or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of the Company or any of its Subsidiaries, which gas imbalances (to the extent constituting overproduction or underproduction from the wells in which the Company or any of its Subsidiaries has an interest) are described in Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor;

            (h) To the knowledge of the Company, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of the Company or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted; and

            (i) With respect to Oil and Gas Interests of the Company and its Subsidiaries that are not operated by the Company or any of its Subsidiaries, the Company makes the foregoing representations and warranties set forth in paragraphs (b), (c) and (d)(iii) of this Section 4.17 and those set forth in Sections 4.12, 4.13 and 4.20 only to its knowledge.

      Section 4.18TITLE TO OIL AND GAS INTERESTS.

            (a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company or its Subsidiaries has defensible title to all of the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Company Reserve Report (each, a "Company Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Company Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Company Classified Properties not less than the net revenue interest set forth in the Company Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof; (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Company Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except the Company Permitted Encumbrances. For the purposes of this Agreement, "Company Permitted Encumbrances" means

(i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Company Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Company Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the Company Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Company Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Company Classified Properties below the net revenue interest shown therefor in the Company Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Company Reserve Report without a proportionate increase in the net revenue interest with respect to such well or property; (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Company Classified Properties, so long as they are not such that would have a Company Material Adverse Effect;
(iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations not applicable to the transactions contemplated hereby, or if applicable to the transactions contemplated hereby, with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate Person, or (B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent;
(vi) materialmen's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents"); (viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Company Classified Properties in any manner, and all applicable laws, rules and orders of Governmental Authorities; and (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Company Material Adverse Effect or that are set forth in Section 4.18(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, title to the Company Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

            (b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, (i) each oil and gas lease included in the Oil and Gas Interests of the Company and its Subsidiaries is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception, and (ii) neither the Company nor the Company Subsidiary that is party to each such lease, nor, to the knowledge of the Company, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by the Company or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Company Material Adverse Effect.

      Section 4.19TITLE TO OTHER PROPERTIES. Except as set forth in Section 4.19 of the Company Disclosure Schedule, the Company or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than oil and gas leasehold interests included in the Company Classified Properties) in each case, as reflected on the consolidated financial statements of the Company included in the Company SEC Documents as being owned by it or any of its Subsidiaries and all such property thereafter acquired by it or any of its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 6.1(d)), free and clear of any Liens except the Company Permitted Encumbrances.

      Section 4.20PERMITS. The Company holds all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect; PROVIDED, HOWEVER, that notwithstanding the foregoing, no representation or warranty in this
Section 4.20 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

      Section 4.21MATERIAL CONTRACTS.

            (a) Set forth in Section 4.21(a) of the Company Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by the Company or is otherwise, in the judgment of the Company, deemed material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the "Company Material Contracts").

            (b) Except as set forth in Section 4.21(a) or 4.21(b) of the Company Disclosure Schedule, the Company Oil and Gas Interests are not subject to (i) any instrument or agreement evi dencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Company Oil and Gas Interests, (A) all Company Material

Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) the Company is not in material breach or default with respect to its obligations under any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Company Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Company Material Contract contains any provision that prevents the Company or any of its Subsidiaries from owning, managing and operating the Company Oil and Gas Interests substantially in accordance with histori cal practices.

            (c) As of the date of this Agreement, except as set forth in Section 4.21(c) of the Company Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1998, (i) there are no material outstanding calls for payments that are due or that the Company or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which the Company or its Subsidiaries have become a nonconsenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

            (d) Except as set forth in Section 4.21(d) of the Company Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Company Oil and Gas Interest in force and effect; (ii) there are no provisions applicable to the Company Oil and Gas Interests that increase the royalty percentage of the lessor thereunder; and (iii) none of the Company Oil and Gas Interests are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

      Section 4.22REQUIRED STOCKHOLDER VOTE OR CONSENT. The only vote of the holders of any class or series of the Company's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval of the Merger by the holders of a majority of the votes cast by holders of Company Common Stock entitled to vote (the "Company Stockholder Approval").

      Section 4.23PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. None of the information to be supplied by the Company for inclusion in (a) the proxy statement relating to the Company Special Meeting and the Lomak Special Meeting (also constituting the prospectus in respect of Lomak Common Stock into which shares of Company Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by the Company and Lomak with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Lomak with the SEC in connection with the Merger, and any amendments or supplements thereto, will, (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, the Company shall notify Lomak thereof by reference to this Section
4.23 and such event shall be so described to Lomak.

      Section 4.24INTELLECTUAL PROPERTY. The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business and operations of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Company Material Adverse Effect. No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that could have a Company Material Adverse Effect, and, to the Company's knowledge, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to the Company's knowledge, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

      Section 4.25HEDGING. Section 4.25 of the Company Disclosure Schedule sets forth for the periods shown obligations of the Company and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in
Section 4.25 of the Company Disclosure Schedule and except for fixed price gas contracts entered into by the Company in the ordinary course of business, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of com modities, including Hydrocarbons, or securities.

      Section 4.26BROKERS. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by the Company and will not exceed the fee currently set forth in the Company Engagement Letter described below, plus reimbursement of reasonable out of pocket expenses) is entitled to any brokerage, finder's fee or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Credit Suisse First Boston Corporation (the "Company Engagement Letters") have been provided to Lomak.

      Section 4.27 OPINION OF FINANCIAL ADVISOR. Credit Suisse First Boston Corporation has delivered to the Board of Directors of the Company its oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the Exchange Ratio was fair, from a financial point of view, to the holders of the Company Common Stock.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                            OF LOMAK AND MERGER SUB

      Lomak and Merger Sub jointly and severally represent and warrant to the Company as follows:

      Section 5.1 ORGANIZATION AND QUALIFICATION.

            (a) Lomak is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to the Company contemporaneously with the execution hereof (the "Lomak Disclosure Schedule"), which include each jurisdiction in which the character of Lomak's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Lomak Material Adverse Effect. Lomak has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Lomak has made available to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Lomak's certificate of incorporation and bylaws as so delivered are in full force and effect. Lomak is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

            (b) Section 5.1(b) of the Lomak Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Lomak and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Lomak's Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign corporation or other legal entity and is in good standing in the jurisdictions set forth in Section 5.1(b) of the Lomak Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Lomak Material Adverse Effect. Each of Lomak's Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Lomak has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Lomak's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Lomak is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Lomak's Subsidiaries, Lomak does not own

(beneficially or otherwise) or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

            (c) Merger Sub has no Subsidiaries.

            (d) For purposes of this Agreement, a "Lomak Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence
(i) causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Lomak and its Subsidiaries, taken as a whole or (ii) preventing or delaying in any material respect the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by Lomak or any of its Subsidiaries; PROVIDED, that such term shall not include effects that result from market conditions generally in the oil and gas industry.

      Section 5.2 CAPITALIZATION.

            (a) The authorized capital stock of Lomak consists of 50,000,000 shares of Lomak Common Stock, and 10,000,000 shares of preferred stock of Lomak, par value $1.00 per share, of which 1,150,000 shares have been designated as $2.03 Convertible Preferred Stock. As of the date of this Agreement, Lomak has
(i) 21,193,742 shares of Lomak Common Stock issued and outstanding, (ii) 1,149,840 shares of preferred stock outstanding (all of which is designated $2.03 Convertible Preferred Stock) and (iii) outstanding stock options to acquire 2,076,092 shares of Lomak Common Stock under all stock option plans and agreements of Lomak. All such shares have been validly issued, are fully paid and nonassessable, and are free of preemptive rights. Except as set forth in
Section 5.2(a) of the Lomak Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Lomak to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

            (b) Except as set forth in Section 5.2(b) of the Lomak Disclosure Schedule, Lomak is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Lomak Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Lomak Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Lomak Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Lomak or any Lomak Subsidiary is or may be bound to issue additional shares of capital stock of any Lomak Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Lomak are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

      Section 5.3 AUTHORITY. Each of Lomak and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Lomak and Merger Sub, and no other corporate proceedings on the part of Lomak or Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of the issuance of such number of shares required to effect the Merger in accordance with the rules of the New York Stock Exchange, Inc. (the "Stock Issuance") by Lomak's stockholders as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Lomak or Merger Sub are or will be a party are, or upon execution will be, duly and validly executed and delivered by each of Lomak and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute or upon execution will constitute, valid and binding obligations of each of Lomak and Merger Sub enforceable against each of Lomak and Merger Sub in accordance with their respective terms, except for the Enforceability Exception.

      Section 5.4 CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by each of Lomak and Merger Sub of its obligations hereunder will not:

            (a) conflict with any provision of the certificate of incorporation or bylaws of either Lomak or Merger Sub; PROVIDED, HOWEVER, that it is acknowledged that the Name Change (as defined below) would require approval of the holders of at least a majority of the outstanding shares of Lomak Common Stock;

            (b) subject to obtaining of the approval of Lomak's stockholders of the Stock Issuance as contemplated by Section 7.13 hereof, require on the part of Lomak or any of its Subsidiaries or Affiliates, any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents, (ii) filings by Lomak under the HSR Act in connection with the acquisition of shares of Lomak Common Stock pursuant to the Merger or
(iii) except as set forth in Section 5.4(b) of the Lomak Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (A) result in a Lomak Material Adverse Effect or (B) materially impair the ability of Lomak or Merger Sub or any other Subsidiaries of Lomak to perform its obligations under this Agreement or any Ancillary Agreement; PROVIDED, HOWEVER, that it is acknowledged that the Name Change (as defined below) would require approval of the holders of at least a majority of the outstanding shares of Lomak Common Stock;

            (c) except as set forth in Section 5.4(c) of the Lomak Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Lomak or any of its Subsidiaries is a party or by which Lomak or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Lomak Material

Adverse Effect or (ii) materially impair the ability of Lomak or Merger Sub or any other Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement;

            (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Lomak or any Subsidiary of Lomak; or

            (e) result in the creation of any Lien upon any material assets or on any shares of capital stock, properties or assets of Lomak or its Subsidiaries under any agreement or instrument to which Lomak or any of its Subsidiaries is a party or by which Lomak or any of its Subsidiaries or any of their properties or assets is bound.

      Section 5.5 LOMAK FINANCIAL STATEMENTS. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Lomak (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1995, 1996 and 1997 (collectively, the "Lomak Financial Statements") have been prepared from, and are in accordance with, the books and records of Lomak and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments that are not material individually or in the aggregate) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Lomak and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Lomak and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments that are not material individually or in the aggregate and the absence of financial footnotes in the case of any unaudited interim financial statements).

      Section 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except (a) as specifically disclosed in the Lomak SEC Reports (as defined below) and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since December 31, 1997, neither Lomak nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Lomak Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Lomak and its Subsidiaries or the notes thereto which is not so reflected.

      Section 5.7 ABSENCE OF CERTAIN CHANGES. Except as expressly contemplated by this Agreement or disclosed in the Lomak SEC Reports, since December 31, 1997
(a) Lomak and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of any of the foregoing that, individually or in the aggregate, would have a Lomak Material Adverse Effect,
(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Lomak or Merger Sub or any repurchase, redemption or other acquisition by Lomak or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Lomak or Merger Sub, (d) there has not been any amendment of any term of any outstanding security of Lomak or Merger Sub, and (e) there has not been any change in any method of accounting or accounting practice by Lomak or Merger Sub, except for any such change required by reason of a concurrent change in GAAP or to conform Merger Sub's accounting policies and practices to those of Lomak.

      Section 5.8 LOMAK SEC REPORTS. Lomak has filed with the SEC, and has heretofore made available to the Company true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1995 under the Securities Act or the Exchange Act (collectively, the "Lomak SEC Reports"). As of the respective dates such Lomak SEC Reports were filed or, if any such Lomak SEC Reports were amended, as of the date such amendment was filed, each of the Lomak SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 5.9 TAXES. Except as otherwise disclosed in Section 5.9 of the Lomak Disclosure Schedule and for matters that would have no adverse effect on Lomak or Merger Sub:

            (a) Lomak and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

            (b) Lomak and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

            (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Lomak or any Subsidiary of Lomak. No issue has been raised by any Tax Authority in any Audit of Lomak or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Lomak or any of its Subsidiaries. There are no liens for Taxes upon the assets of Lomak or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

            (d) Neither Lomak nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters that will be outstanding as of the Closing Date.

            (e) Prior to the date hereof, Lomak and its Subsidiaries have disclosed, and provided or made available true and complete copies to the Company of, all material Tax sharing, Tax indemnity, or similar agreements to which Lomak or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

      Section 5.10LITIGATION. Except as disclosed in the Lomak SEC Reports or
Section 5.10 of the Lomak Disclosure Schedule and for matters that would not have a Lomak Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Lomak's knowledge, threatened against or directly affecting Lomak, any Subsidiary of Lomak or any of the directors or officers of Lomak or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Lomak Material Adverse Effect, if adversely determined. Neither Lomak nor any of its Subsidiaries, nor any officer, director or employee of Lomak or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Lomak or such Subsidiary, nor, to the knowledge of Lomak, is Lomak, any Subsidiary of Lomak or any officer, director or employee of Lomak or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Lomak SEC Reports or Section 5.10 of the Lomak Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Lomak or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 5.12.

      Section 5.11EMPLOYEE BENEFIT PLANS; ERISA.

            (a) Section 5.11 of the Lomak Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Lomak or any trade or business, whether or not incorporated, which together with Lomak would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Lomak ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to Lomak's employees ("Lomak Benefit Plans").

            (b) With respect to each Lomak Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Lomak, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither Lomak nor any Lomak ERISA Affiliate has engaged in, and Lomak and each Lomak ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Lomak or any Lomak ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Lomak Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Lomak or any Lomak ERISA Affiliate, threatened; (v) neither Lomak nor any Lomak ERISA Affiliate has engaged in, and Lomak and each Lomak ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Lomak Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Lomak Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Lomak or a Lomak ERISA Affiliate.

            (c) No Lomak Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Lomak or a Lomak ERISA Affiliate in connection with which Lomak could be subject to any liability, lien or encumbrance with respect to any Lomak Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Lomak ERISA Affiliate under ERISA or the Code.

      Section 5.12 ENVIRONMENTAL LIABILITY. Except as set forth in Section 5.12 of the Lomak Disclosure Schedule:

            (a) The businesses of Lomak and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

            (b) Neither Lomak nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Lomak's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Lomak or any of its Subsidiaries except in material compliance with all Environmental Laws.

            (c) Neither Lomak nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of Lomak, any other communication alleging or concerning any material violation by Lomak or any of its Subsidiaries of, or responsibility or liability of Lomak or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Lomak, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Lomak or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Lomak Material Adverse Effect, nor does Lomak have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

            (d) Lomak and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Lomak and its Subsidiaries; there are no pending or, to the knowledge of Lomak, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Lomak does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

            (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where Lomak or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in Section 5.12 of Lomak Disclosure Schedule, (ii) to Lomak's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Lomak or any of its Subsidiaries are identified in Section 5.12 of the Lomak Disclosure Schedule, (iii) to the knowledge of Lomak, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Lomak and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Lomak or any of its Subsidiaries.

      Section 5.13COMPLIANCE WITH APPLICABLE LAWS. Lomak and each of its Subsidiaries holds all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Lomak nor any of its Subsidiaries has received any notice from any Governmental Authority or Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Lomak Material Adverse Effect; PROVIDED, HOWEVER, notwithstanding the foregoing, no representation or warranty in this
Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

      Section 5.14INSURANCE. Except as disclosed in Section 5.14 of the Lomak Disclosure Schedule, Lomak and each of its Subsidiaries is, and has been continuously since January 1, 1997, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Lomak and its Subsidiaries during such time period. Except as disclosed in Section 5.14 of the Lomak Disclosure Schedule, neither Lomak nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Lomak and its Subsidiaries are valid and enforceable policies.

      Section 5.15LABOR MATTERS; EMPLOYEES.

            (a) Except as set forth in Section 5.15 of the Lomak Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Lomak, threatened against or affecting Lomak or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Lomak or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Lomak or any of its Subsidiaries, (iii) none of the employees of Lomak or any of its Subsidiaries are represented by any labor organization and none of Lomak or any of its Subsidiaries has any knowledge of any current union organizing activities among the employees of Lomak or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Lomak and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation,
(v) there is no unfair labor practice charge or complaint against any of Lomak or any of its Subsidiaries pending or, to the knowledge of Lomak, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Lomak or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Lomak or any of its Subsidiaries.

            (b) Since the enactment of the WARN Act, none of Lomak or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Lomak or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Lomak or any of its Subsidiaries, nor has Lomak or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Lomak Material Adverse Effect.

      Section 5.16RESERVE REPORTS.

            (a) All information supplied to Netherland, Sewell & Associates, Inc., Wright & Company, Inc., H.J. Gruy and Associates, Inc., Huddleston & Co., Inc. and Clay, Holt & Klammer by or on behalf of Lomak and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Lomak and its Subsidiaries in connection with the preparation of the proved oil and gas reserve report concerning the Oil and Gas Interests of Lomak and its Subsidiaries as of December 31, 1997 by such firms (the "Lomak Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Lomak Reserve Report) true and correct in all material respects and Lomak has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Lomak Reserve Report that would have a Lomak Material Adverse Effect.

            (b) Set forth in Section 5.16(b) of the Lomak Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Lomak Reserve Report that have been disposed of prior to the date of this Agreement.

      Section 5.17 OIL AND GAS RESERVES; EQUIPMENT. Except as otherwise set forth in Section 5.17 of the Lomak Disclosure Schedule:

            (a) None of the wells included in the Oil and Gas Interests of Lomak and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Lomak Material Adverse Effect;

            (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Lomak and its Subsidiaries;

            (c) All wells included in the Oil and Gas Interests of Lomak and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Lomak Material Adverse Effect;

            (d) Except as set forth in Section 5.17(d) of the Lomak Disclosure Schedule, there are no wells included in the Oil and Gas Interests of Lomak and its Subsidiaries that:

                  (i) Lomak or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in Lomak and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $2,000,000 in addition to any plugging and abandonment costs that have been provided for in the Lomak Financial Statements;

                  (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

                  (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

            (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Lomak and its Subsidiaries are being received by Lomak and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business);

            (f) No Person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Lomak and its Subsidiaries, except where any call, option or similar right would not have a Lomak Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Lomak or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Lomak and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

            (g) Except for gas imbalances between Lomak or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of Lomak or any of its Subsidiaries, which gas imbalances (to the extent constituting overproduction or underproduction from the wells in which Lomak or any of its Subsidiaries has an interest) are described in Section 5.17(g) of the Lomak Disclosure Schedule, neither Lomak nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor;

            (h) To the knowledge of Lomak, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Lomak or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted; and

            (i) With respect to wells in which the only Oil and Gas Interests of Lomak and its Subsidiaries that are not operated by Lomak or any of its Subsidiaries, Lomak makes the foregoing representations and warranties set forth in paragraphs (b), (c) and (d)(iii) of this Section 5.17 and those set forth in Sections 5.12, 5.13 and 5.20 only to its knowledge.

      Section 5.18TITLE TO OIL AND GAS INTERESTS.

            (a) Except as set forth in Section 5.18(a) of the Lomak Disclosure Schedule, Lomak or its Subsidiaries has defensible title to all of the real property included in the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Lomak Reserve Report (each, a "Lomak Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Lomak Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Lomak Classified Properties, not less than the net revenue interest set forth in the Lomak Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof; (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Lomak Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any Liens except the Lomak Permitted Encumbrances. For the purposes of this Agreement, "Lomak Permitted Encumbrances" means (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Lomak Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Lomak Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the Lomak Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Lomak Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Lomak Classified Properties below the net revenue interest shown therefor in the Lomak Reserve Report or increase the working interest of such well above the working interest shown therefor in the Lomak Reserve Report without a proportionate increase in the net revenue interest of such well or property;
(iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Lomak Classified Properties, so long as they are not such that would have a Lomak Material Adverse Effect; (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations not applicable to the transactions contemplated hereby, or if applicable to the transactions contemplated hereby, with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate Person, or
(B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent; (vi) materialmen's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) Customary Post-Closing Consents; (viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Lomak Classified Properties in any manner, and all applicable laws, rules and orders of Governmental Authorities; (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Lomak Material Adverse Effect or that are set forth in Section 5.18(a) of the Lomak

Disclosure Schedule. Notwithstanding the foregoing, title to the Lomak Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

            (b) Except as set forth in Section 5.18(b) of the Lomak Disclosure Schedule, (i) each oil and gas lease included in the Lomak Classified Properties is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception (to the extent applicable), and (ii) neither Lomak nor the Lomak Subsidiary that is party to each such lease, nor, to the knowledge of Lomak, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by Lomak or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Lomak Material Adverse Effect.

      Section 5.19TITLE TO OTHER PROPERTIES. Except as set forth in Section 5.19 of the Lomak Disclosure Schedule, Lomak or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than oil and gas leasehold interests included in the Lomak Classified Properties), purported to be owned by Lomak or its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 6.2(d)), free and clear of any Liens except Lomak Permitted Encumbrances.

      Section 5.20MATERIAL CONTRACTS.

            (a) Set forth in Section 5.20(a) of the Lomak Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Lomak or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration was filed by Lomak or is otherwise, in the judgment of Lomak, deemed material to the business of Lomak and its Subsidiaries, taken as a whole (the "Lomak Material Contracts").

            (b) Except as set forth in Section 5.20(a) or 5.20(b) of the Lomak Disclosure Schedule, the Oil and Gas Interests of Lomak and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Oil and Gas Interests of Lomak and its Subsidiaries, (A) all Lomak Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms;
(B) Lomak is not in material breach or default with respect to the obligations under any Lomak Material Contract and, to the knowledge of Lomak, no party to any Lomak Material Con tract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Lomak Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Lomak Material Contract contains any provision that prevents Lomak or any of its Subsidiaries from own ing, managing and operating the Oil and Gas Interests of Lomak and its Subsidiaries substantially in accordance with historical practices.

            (c) As of the date of this Agreement, except as set forth in Section 5.20(c) of the Lomak Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1998, (i) there are no material outstanding calls for payments that are due or which Lomak or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Lomak or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital pro jects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

            (d) Except as set forth in Section 5.20(d) of the Lomak Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Oil and Gas Interest of Lomak or its Subsidiaries in force and effect; (ii) there are no provisions applicable to the Oil and Gas Interests of Lomak and its Subsidiaries that increase the royalty percentage of the lessor thereunder; and (iii) none of the Oil and Gas Interests of Lomak and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

      Section 5.21PERMITS. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Lomak or its Subsidiaries will hold all of the Permits required or necessary to construct, own, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Lomak Material Adverse Effect; PROVIDED, HOWEVER, that notwithstanding the foregoing, no representation or warranty in this Section
5.21 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

      Section 5.22REQUIRED STOCKHOLDER VOTE OR CONSENT. The only vote of the holders of any class or series of Lomak's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval of the Stock Issuance by the holders of a majority of the shares of Lomak Voting Stock represented in person or by proxy and voting with respect thereto (the "Lomak Stockholder Approval"); PROVIDED, HOWEVER, that it is acknowledged that the Name Change (as defined below) would require approval of the holders of at least a majority of the outstanding shares of Lomak Common Stock. The "Lomak Voting Stock" shall include the outstanding shares of Lomak Common Stock (on the basis of one vote per share) and the outstanding shares of $2.03 Convertible Preferred Stock (on the basis of one vote per share).

      Section 5.23PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. None of the information to be supplied by Lomak or Merger Sub for inclusion in (a) the Proxy Statement/Prospectus to be filed by the Company and Lomak with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Lomak with the SEC in connection with the Merger, and any amendments and supplements thereto, will, (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Lomak Special Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that Lomak makes no representation with respect to information supplied in writing by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the Effective Time any event with respect to Lomak, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Lomak and such amendment or supplement shall comply with all provisions of applicable law. The Registration Statement will, at the time it becomes effective, comply as to form in all material respects with the provisions of the Securities Act.

      Section 5.24INTELLECTUAL PROPERTY. Lomak and its Subsidiaries own, or are licensed or otherwise have the right to use all Intellectual Property currently used in the conduct of the business of Lomak and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Lomak Material Adverse Effect. No Person has notified either Lomak or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Lomak and its Subsidiaries that could have a Lomak Material Adverse Effect, and, to Lomak's knowledge, no Person is infringing on any right of Lomak or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Lomak's knowledge, threatened that Lomak or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

      Section 5.25HEDGING. Section 5.25 of the Lomak Disclosure Schedule sets forth for the periods shown obligations of Lomak and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Lomak or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.25 of the Lomak Disclosure Schedule and except for fixed price gas contracts entered into in the ordinary course of business, as of the date of this Agreement, neither Lomak nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

      Section 5.26BROKERS. No broker, finder or investment banker (other than PaineWebber Incorporated, the fees and expenses of which will be paid by Lomak and will not exceed the fee currently set forth in the Lomak Engagement Letter described below, plus reimbursement of reasonable out of pocket expenses) is entitled to any brokerage, finder's fee or other fee or commission payable by Lomak or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Lomak or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with PaineWebber Incorporated (the "Lomak Engagement Letters") have been provided to the Company.

      Section 5.27MERGER SUB'S OPERATIONS. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

      Section 5.28OPINION OF FINANCIAL ADVISOR. PaineWebber Incorporated has delivered to the Board of Directors of Lomak its written opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Lomak from a financial point of view.


                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

      Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. From the date hereof until the Effective Time, unless Lomak shall otherwise agree in writing, or except as set forth in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Schedule or as otherwise contemplated by or provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Lomak, which consent shall not be unreasonably withheld:

            (a) Neither the Company nor its Subsidiaries will adopt or propose any change to its Certificate of Incorporation or Bylaws;

            (b) The Company will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or its Subsidiaries or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than intercompany acquisitions of stock;

            (c) The Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets having an individual purchase price of more than $2.5 million or aggregate purchase prices of more than $10 million;

            (d) Except as set forth in Section 6.1(d) of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an individual fair market value exceeding $1 million or an aggregate fair market value exceeding $5 million;

            (e) The Company will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

            (f) Except as otherwise permitted by this Agreement, the Company will not issue any securities (except pursuant to existing obligations disclosed in the Company SEC Reports or the Company Disclosure Schedule), enter into any amendment of any term of any outstanding security of the Company or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Company ERISA Plan, increase compensation, bonus (except as set forth in Section 6.1(f) of the Company Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

            (g) The Company will not change any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by GAAP;

            (h) The Company will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

            (i) The Company will not amend or otherwise change the terms of the Company Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to the Company;

            (j) Neither the Company nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $2.5 million unless the operation is a currently existing obligation of the Company or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

            (k) Neither the Company nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with the Company's current policies;

            (l) The Company will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

            (m) Neither the Company nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by the Company or any Subsidiary, or amendments required by law to preserve the qualified status of a Company Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or, except as described in Schedule 6.1(m) attached hereto, enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of the Company or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which the Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code,
(iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of the Company or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, the Company or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan; and

            (n) The Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      Section 6.2 CONDUCT OF BUSINESS BY LOMAK PENDING THE MERGER. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing, or except as set forth in the Lomak Disclosure Schedule or as otherwise contemplated by this Agreement, Lomak shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Lomak Disclosure Schedule or as otherwise contemplated by or provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of the Company, which consent shall not be unreasonably withheld:

            (a) Neither Lomak nor Merger Sub will adopt or propose any change to its Certificate of Incorporation or Bylaws;

            (b) Lomak will not, and will not permit any of its Subsidiaries to
(i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Lomak or its Subsidiaries other than regular quarterly dividends not in excess of 150% of the per share dividends currently paid or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Lomak or any of its Subsidiaries, other than intercompany acquisitions of stock;

            (c) Neither Lomak nor Merger Sub will merge or consolidate with any other Person or acquire assets having an individual purchase price of more than $5 million or aggregate purchase prices of more than $20 million;

            (d) Except as set forth in Section 6.2(d) of the Lomak Disclosure Schedule, neither Lomak nor any of its Subsidiaries will sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an individual fair market value exceeding $2 million or an aggregate fair market value exceeding $10 million;

            (e) Lomak will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

            (f) Except as otherwise permitted by this Agreement, Lomak will not issue any securities (except pursuant to existing obligations disclosed in the Lomak SEC Reports or the Lomak Disclosure Schedule), enter into any amendment of any term of any outstanding security of Lomak or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Lomak ERISA Plan, increase compensation, bonus (except as set forth in Section 6.2(f) of the Lomak Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

            (g) Lomak will not change any method of accounting or accounting practice, except for any such change required by GAAP;

            (h) Lomak will not amend or otherwise change the terms of the Lomak Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Lomak;

            (i) Neither Lomak nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that will individually cost in excess of $2.5 million unless the operation is a currently existing obligation of Lomak or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

            (j) Neither Lomak nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with Lomak's current policies;

            (k) Lomak will not, and will not permit any of its Subsidiaries to
(i) take, or agree or commit to take, any action that would make any representation and warranty of Lomak or Merger Sub hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

            (l) Neither Lomak nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Lomak or any Subsidiary, or amendments required by law to preserve the qualified status of a Lomak Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Lomak or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Lomak Benefit Plan or trust created thereunder) in connection with which Lomak or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Lomak Benefit Plan in a manner, or take any other action with respect to any Lomak Benefit Plan, that could result in the liability of Lomak or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Lomak Benefit Plan or its compliance with the applicable requirements or ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Lomak Benefit Plan, any agreement relating thereto or applicable law, Lomak or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Lomak Benefit Plan; and

            (m) Lomak will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      Section 6.3 CONDUCT OF BUSINESS OF MERGER SUB. From the date hereof to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

      Section 7.1 ACCESS AND INFORMATION. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated March 31, 1998 between Lomak and the Company shall survive the execution and delivery of this Agreement.



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



      Section 7.2 ACQUISITION PROPOSALS.

            (a) From the date hereof until the termination hereof, the Company and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Company Acquisition Proposal or
(ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Company Acquisition Proposal. Nothing contained in this
Section 7.2 shall prohibit the Company and its Board of Directors from taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act.

            (b) The term "Company Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving the Company or any Company Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

      Section 7.3 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

            (a) For six years after the Effective Time, Lomak shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Lomak, which shall not be unreasonably withheld)) in connection with any claim, action, suit, proceeding or investigation (an "Action") arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under the DGCL or the Company's Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and PROVIDED, FURTHER, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Company's Certificate of Incorporation or Bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Lomak and the Indemnified Party; and PROVIDED, FURTHER, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company. In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify Lomak thereof (provided that failure to so notify Lomak will not affect the obligations of Lomak to provide indemnification except to the extent that Lomak shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, Lomak will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, Lomak may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from Lomak to the Indemnified Party of its election to assume the defense of an Action, Lomak will not be liable to the Indemnified Party in connection with the


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



defense thereof, other than as provided below. Lomak will not settle any Action without the Indemnified Party's written consent (which consent will not be unreasonably withheld). The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from Lomak of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by Lomak, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and Lomak in the conduct of the defense of an action, or (iii) Lomak shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of Lomak. Notwithstanding the foregoing, Lomak will not be liable for any settlement effected without its written consent (which shall not be unreasonably withheld) and Lomak will not be obligated pursuant to this Section 7.3(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

            (b) Lomak shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; PROVIDED, that Lomak may substitute therefor policies of substantially similar coverage and amounts with a comparably rated underwriter containing terms no less advantageous in any material respect to such former directors or officers; PROVIDED FURTHER, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six year period shall not exceed $600,000.

            (c) Lomak will cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

            (d) The provisions of this Section 7.3 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

      Section 7.4 FURTHER ASSURANCES. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby.

      Section 7.5 EXPENSES.

            (a) All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein and except that both
(i) the filing fee in connection with the filing of the Registration Statement or Proxy Statement/Prospectus with the SEC and (ii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement/Prospectus will be shared equally by the Company and Lomak.

            (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

      Section 7.6 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

      Section 7.7 PUBLICITY. Neither the Company, Lomak nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange. The parties agree to respond promptly to any press release or other announcement submitted for comment pursuant to this Section 7.7.

      Section 7.8 ADDITIONAL ACTIONS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of the Company and Lomak required so to vote.

      Section 7.9 FILINGS. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

      Section 7.10CONSENTS. Each of Lomak, Merger Sub and the Company shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.



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



      Section 7.11EMPLOYEE MATTERS; BENEFIT PLANS. After the Effective Time, Lomak will provide to any employees of the Company who are employed by the Company as of the Effective Time (the "Retained Employees") the same base salary or wages provided to such employees prior to the Effective Time. From and after the Effective Time until January 1, 1999, Lomak will provide, or cause to be provided to, the Retained Employees employee plans that are comparable to the employee plans that Lomak provides to its similarly situated employees or provide coverage under existing Lomak benefit plans provided to similarly situated employees. Further, Lomak shall (i) waive, or cause to be waived, any preexisting condition limitations applicable to the Retained Employees under any group medical plan to the extent that a Retained Employee's condition would not have operated as a preexisting condition limitation under the Company's group medical plan, (ii) cause any employee pension benefit plan (as such term is defined in section 3(2) of ERISA) which is intended to be qualified under
Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with the Company and its predecessors to the extent such predecessor employment was recognized by the Company, and (iii) credit the Retained Employees under each other employee benefit plan or policy which is not described in clause (ii) above for their period of employment with the Company or its predecessors to the extent such predecessor employment was recognized by the Company, but not in excess of the maximum credit available to Lomak's employees under such plan or policy. At the Effective Time, Lomak shall assume, and shall, and shall cause the Surviving Corporation to, honor and perform all obligations of the Company under (i) the employment arrangements described in
Schedule 6.1(m), (ii) the Company's employment agreements with each of Michael
V. Ronca and Michael L. Harvey, as in effect on the date hereof and as may be amended in the manner described in Schedule 6.1(m), (iii) the Company Employee Plan and all Amended and Restated Non-Qualified Stock Option Agreements executed thereunder, as same may be amended as contemplated by Section 3.3 hereof and
(iv) the Company Director Plan and all stock option grant agreements executed thereunder, as the same may be amended as contemplated by Section 3.3 hereof.

      Section 7.12LOMAK BOARD. Lomak shall take action to cause the number of directors on the Lomak Board immediately after the Effective Time to be increased by two directors and shall cause the President of the Company and Chairman of the Board of the Company elected to the Board of Directors immediately after the Effective Time. Lomak agrees to nominate such newly appointed directors for election by Lomak's stockholders at Lomak's 1999 Annual Meeting of Stockholders.

      Section 7.13STOCKHOLDERS MEETINGS.

            (a) APPROVAL OF THE COMPANY STOCKHOLDERS. The Company shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") for the purpose of securing the Company Stockholder Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of the Company that its stockholders approve the Merger, this Agreement and the transactions contemplated hereby, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby and to secure the Company Stockholder Approval, and (iv) cooperate and consult with Lomak with respect to each of the foregoing matters. The parties acknowledge that, in lieu of the Company Special Meeting, the Company Stockholder Approval may be obtained by the execution of written stockholder consents pursuant to Section 228 of the DGCL by the holders of at least a majority of the outstanding shares of Company Common Stock, and that in such event, the Registration Statement shall include an information statement with respect to the holders of Company Common Stock pursuant to Section 14(c) under the Exchange Act.

            (b) APPROVAL OF LOMAK STOCKHOLDERS. Lomak shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Lomak Special Meeting") for the purpose of securing the Lomak Stockholder Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Lomak Board of Directors that its stockholders approve the Stock Issuance and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Stock Issuance and to secure the Lomak Stockholder Approval, and (iv) cooperate and consult with the Company with respect to each of the foregoing matters. Lomak, as the sole stockholder of Merger Sub, has consented to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose.

            (c) MEETING DATE. The Lomak Special Meeting and the Company Special Meeting shall be held on the same day unless otherwise agreed by Lomak and the Company.

      Section 7.14PREPARATION OF THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT.

            (a) Lomak and the Company shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. Each of Lomak and the Company shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Lomak shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Lomak Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of shares of the Company Common Stock as may be reasonably requested in connection with any such action. The Company authorizes Lomak to utilize in the Registration Statement the information concerning the Company and its Subsidiaries provided to Lomak for the purpose of inclusion in the Proxy Statement/Prospectus. The Company shall have the right to review and comment on the form of proxy statement and prospectus included in the Registration Statement. Promptly after the effectiveness of the Registration Statement, each of Lomak and the Company shall cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Lomak shall advise the Company and the

Company shall advise Lomak, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Lomak Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Prior to the Effective Time or the termination of this Agreement, each party shall consult with each other with respect to any material (other than the Proxy Statement/Prospectus) that constitutes a "prospectus" relating to the Merger within the meaning of the Securities Act. Lomak shall furnish such information concerning Lomak as is necessary to cause the Proxy Statement/Prospectus, insofar as it relates to Lomak, to be prepared in accordance with this Section
7.14. Lomak agrees promptly to advise the Company if at any time prior to the Company Special Meeting (or in the case of the delivery of an information statement pursuant to Section 14(c) under the Exchange Act, the date of mailing thereof) any information provided by Lomak in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission. The Company shall furnish Lomak such information concerning the Company and its Subsidiaries as is necessary to cause the Proxy Statement/Prospectus, insofar as it relates to the Company and its Subsidiaries, to be prepared in accordance with this Section
7.14. The Company agrees promptly to advise Lomak if at any time prior to the Lomak Special Meeting any information provided by the Company in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

            (b) LETTER OF LOMAK'S ACCOUNTANTS. Following receipt by Arthur Andersen LLP, Lomak's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Lomak shall use all reasonable efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus. Lomak shall also use all reasonable efforts to obtain from Arthur Andersen LLP any consents of such firm required in connection with the filing of the Proxy Statement/Prospectus with the SEC.

            (c) LETTER OF THE COMPANY'S ACCOUNTANTS. Following receipt by Deloitte & Touche LLP, the Company's independent auditors, of an appropriate request from Lomak pursuant to SAS No. 72, the Company shall use all reasonable efforts to cause to be delivered to Lomak a letter of Deloitte & Touche LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Lomak, in form and substance satisfactory to Lomak and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus. The Company shall also use all reasonable efforts to obtain from Deloitte & Touche LLP any consents of such firm required in connection with the filing of the Proxy Statement/Prospectus with the SEC.



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



      Section 7.15STOCK EXCHANGE LISTING. Lomak shall use all reasonable efforts to cause the Lomak Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, in each case, subject to official notice of issuance.

      Section 7.16NOTICE OF CERTAIN EVENTS. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

            (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

            (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12 or which relate to the consummation of the transactions contemplated by this Agreement;

            (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

            (e) any Company Material Adverse Effect or Lomak Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect or a Lomak Material Adverse Effect, as the case may be.

      Section 7.17SITE INSPECTIONS. Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each of the parties hereto may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "Assessment") of any other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.

      Section 7.18 CHIEF OPERATING OFFICER. Immediately after the Effective Time, Michael V. Ronca shall be elected by the Lomak Board of Directors as Chief Operating Officer of Lomak.

      Section 7.19 CHARTER AMENDMENTS; NAME. At the Effective Time, the name of Lomak shall be changed to "Range Resources Corporation" (the "Name Change"), and Lomak shall use all reasonable efforts to take such actions as are necessary to amend the Certificate of Incorporation of Lomak to reflect the Name Change; PROVIDED, HOWEVER, that obtaining the requisite stockholder approval to effect the Name Change shall not constitute a condition to the obligations of either party to consummate the transactions contemplated by this Agreement.

      Section 7.20VOTING AGREEMENT. Concurrently with the execution of this Agreement, Lomak shall enter into the Voting Agreement with the Principal Stockholder regarding, among other things, the voting of shares of Company Common Stock. Concurrently with the execution of this Agreement, Lomak and the Principal Stockholder shall enter into the Stock Purchase Agreement, pursuant to which Lomak shall agree, on the terms and subject to the conditions set forth therein, to acquire at least 3,250,000 of the outstanding shares of Company Common Stock for $13.50 per share in cash.

                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 8.1 CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

            (a) The Company Stockholder Approval and the Lomak Stockholder Approval shall have been obtained.

            (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

            (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

            (d) Each of the Company and Lomak shall have obtained such permits, authorizations, consents, or approvals required to be obtained by such party (or its Subsidiaries or Affiliates) to consummate the transactions contemplated hereby.

            (e) The shares of Lomak Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

            (f) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired.

      Section 8.2 CONDITIONS TO THE OBLIGATIONS OF LOMAK AND MERGER SUB. The obligation of Lomak and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Lomak and Merger Sub, as the case may be, to the extent permitted by applicable law:

            (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, in each case except for such failures to be so true and correct (without giving effect for purposes of this Section 8.2(a) to the individual materiality standards otherwise contained in Article IV hereof) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement, and Lomak shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of this condition.

            (b) The transactions contemplated by the Stock Purchase Agreement shall have been consummated on or prior to the Effective Time in accordance with the terms thereof, and as a result of such transactions, Lomak shall have acquired at least 3,250,000 shares of outstanding Company Common Stock.

      Section 8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

            (a) Each of Lomak and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of each of Lomak and Merger Sub contained in this Agreement, shall be true and correct in all respects, in each case except for such failures to be so true and correct (without giving effect for purposes of this Section 8.3(a) to the individual materiality standards otherwise contained in Article V hereof) which would not, individually or in the aggregate, reasonably be expected to have a Lomak Material Adverse Effect, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement, and the Company shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Lomak and an executive officer and the chief financial officer of Merger Sub as to the satisfaction of this condition.


                                  ARTICLE IX

                                   SURVIVAL

      Section 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement shall not survive the Closing.



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      Section 9.2 SURVIVAL OF COVENANTS AND AGREEMENTS. The covenants and agreements of the parties to be performed after the Closing contained in this Agreement shall survive the Closing.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

      Section 10.1TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Lomak and the Company:

            (a) by the mutual written consent of the Boards of Directors of Lomak and the Company;

            (b) by either Lomak or the Company if the Effective Time shall not have occurred on or before October 31, 1998 (provided that the right to terminate this Agreement under this subsection (b) shall not be available to any party who at the time of the proposed termination is in material breach of any of its obligations under this Agreement);

            (c) by the Company, if there has been a material breach by Lomak or Merger Sub of any covenant or agreement set forth in this Agreement, the Voting Agreement or the Stock Purchase Agreement or if there shall be a breach by Lomak of any representation contained in Article V hereof that would result in a failure to satisfy the conditions set forth in Section 8.3(a), in each case which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Lomak of notice of such breach;

            (d) by Lomak, if there has been a material breach by the Company or the Principal Stockholder of any covenant or agreement set forth in this Agreement, the Voting Agreement or the Stock Purchase Agreement, or if there shall be a breach by the Company of any representation contained in Article IV hereof that would result in a failure to satisfy the conditions set forth in
Section 8.2(a) or a material breach by the Principal Stockholder of the Voting Agreement or Stock Purchase Agreement, in each case which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by the Company or Principal Stockholder as applicable, of notice of such breach (the "Company Breach");

            (e) by either the Company or Lomak, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; or

            (f) by either the Company or Lomak, if the stockholder approvals referred to in Section 7.13 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.



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      Section 10.2EFFECT OF TERMINATION. In the event of termination of the
Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.5, 7.7 and 11.8 and the last two sentences of Section 7.1, PROVIDED that nothing herein shall relieve any party from liability for any willful breaches hereof.

                                  ARTICLE XI

                                 MISCELLANEOUS

      Section 11.1NOTICES. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

            To Lomak or Merger Sub:

            Lomak Petroleum, Inc.
            500 Throckmorton Street, Suite 1900
            Fort Worth, Texas 76102
            Attention:  John H. Pinkerton
            Facsimile No.:  (817) 870-2316

            With a copy to:

            Vinson & Elkins L.L.P.
            2300 First City Tower
            1001 Fannin
            Houston, Texas  77002-6760
            Attention:  J. Mark Metts
            Facsimile No.:  (713) 615-5605

            To the Company:

            Domain Energy Corporation
            16801 Greenspoint Park Drive, Suite 200
            Houston, Texas 77060
            Attention:  Michael V. Ronca
            Facsimile No.: (281) 618-1977

            With copies to:

            Weil, Gotshal & Manges LLP
            700 Louisiana, Suite 1600
            Houston, Texas 77002
            Attention:  James L. Rice III
            Facsimile No.: (713) 224-9511



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            and:

            First Reserve Fund VII, Limited Partnership
            c/o First Reserve Corporation
            1801 California Street, Suite 4110
            Denver, Colorado  80202
            Attention:  Thomas R. Denison
            Facsimile No.:  (303) 382-1275

Any such notice or communication shall be deemed given (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (b) one Business Day after being deposited with a next-day courier, postage prepaid, or
(c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

      Section 11.2SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

      Section 11.3ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

      Section 11.4INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 11.5COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

      Section 11.6ENTIRE AGREEMENT. This Agreement (together with the Company Disclosure Schedules and the Lomak Disclosure Schedules) represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

      Section 11.7GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

      Section 11.8ATTORNEYS' FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.



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      Section 11.9NO THIRD PARTY BENEFICIARIES. Except as provided in Section
7.3, no Person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

      Section 11.10 DISCLOSURE SCHEDULES. The disclosures made on any disclosure schedule, including the Company Disclosure Schedule and the Lomak Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect or a Lomak Material Adverse Effect, as applicable.

      Section 11.11 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Lomak, Merger Sub and the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.

      Section 11.12 NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.



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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                              LOMAK PETROLEUM, INC.


                              By: /s/ JOHN H. PINKERTON
                                  John H. Pinkerton
                                  President and Chief Executive Officer


                              DEC ACQUISITION, INC.


                              By: /s/ JOHN H. PINKERTON
                                  John H. Pinkerton
                                   President


                            DOMAIN ENERGY CORPORATION


                            By: /s/ MICHAEL V. RONCA
                                Michael V. Ronca
                                President and Chief Executive Officer

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